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                                                                     Exhibit 12


                          HONEYWELL INTERNATIONAL INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN MILLIONS)

                                                   SIX MONTHS
                                                      ENDED
                                                     JUNE 30             YEAR ENDED DECEMBER 31
                                                  -------------   -------------------------------------
                                                  2000    1999    1999    1998    1997    1996    1995
                                                  ----    ----    ----    ----    ----    ----    ----
Determination of Earnings:
Income before taxes on income                     1,614   1,442   2,248   2,772   2,419   2,163   1,767
Add (Deduct):
    Amortization of capitalized interest             13      13      25      25      24      23      22
    Fixed charges                                   289     176     362     362     360     352     340
    Equity (income) loss, net of distributions       20      21     (46)    (44)    (58)    (44)    (70)
                                                  -----   -----   -----   -----   -----   -----   -----
        Total earnings, as defined                1,936   1,652   2,589   3,115   2,745   2,494   2,059
                                                  -----   -----   -----   -----   -----   -----   -----
                                                  -----   -----   -----   -----   -----   -----   -----
Fixed Charges:
Rents(a)                                             49      44      97      87      83      84      88
Interest and other financial charges                240     132     265     275     277     268     252
                                                  -----   -----   -----   -----   -----   -----   -----
                                                    289     176     362     362     360     352     340
Capitalized interest                                  9      12      22      25      21      23      21
                                                  -----   -----   -----   -----   -----   -----   -----
        Total fixed charges                         298     188     384     387     381     375     361
                                                  -----   -----   -----   -----   -----   -----   -----
                                                  -----   -----   -----   -----   -----   -----   -----
Ratio of earnings to fixed charges                 6.50    8.79    6.74    8.05    7.20    6.65    5.70
                                                  -----   -----   -----   -----   -----   -----   -----
                                                  -----   -----   -----   -----   -----   -----   -----

 (a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.